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                                                                  EXHIBIT 99.1

               CROWN VANTAGE ENTERS INTO LETTER OF INTENT TO SELL

                  SUBSTANTIALLY ALL OF ITS SPECIALTY BUSINESS

CINCINNATI, November 2, 2000 -- Crown Vantage Inc. (OTC Bulletin Board: CVANQ) and its wholly owned subsidiary Crown Paper Co. announced today that Crown Paper has signed a Letter of Intent with KPS Special Situations Fund, LLC ("KPS") for the sale to KPS or its designee (the "Purchaser") of substantially all of the specialty, packaging, text and cover papers business of Crown Paper.

The consideration for the acquisition of the assets to be purchased is $17.5 million in cash and a $7.5 million note payable in seven years, with interest payable in cash or additional notes at the option of the Purchaser. In addition, if the Purchaser subsequently sells certain assets above a threshold level, under certain specific conditions, Crown Paper will be entitled to share in the proceeds of any such sale. The Purchaser has also agreed to assume certain liabilities of Crown Paper arising after the filing of the Chapter 11 case.

Bob Olah, CEO of Crown Vantage and Crown Paper, said: "The sale of substantially all of the Company's specialty papers business to one buyer will enable that business to thrive in a way that would not have been possible under the previous combined offer that we had received for St. Francisville and two of the domestic specialty mills. At the same time, this sale will enable Crown to focus on reorganizing around St. Francisville, its principal asset. The agreement with KPS should hasten our exit from Chapter 11 and enable us to emerge a stronger company in a position to deliver superior products and services to our customers."

"The specialty business has a very loyal customer base, a broad family of high quality and unique products, and a talented group of employees," said David Shapiro, a managing principal of KPS. "We look forward to creating a vibrant and successful specialty paper company through a combination of cost reduction, focused capital investment and new product introductions."

The acquisition, which would occur as a sale of assets under Section 363 of the Bankruptcy Code, is subject to, among other things, the negotiation and execution of a definitive asset purchase agreement, due diligence and financing. The sale is also subject to the receipt of higher or better offers and to Bankruptcy Court approval. The Official Committee of Unsecured Creditors has approved the signing of the Letter of Intent.

Crown Vantage is a leading manufacturer of value-added papers for printing, publishing and specialty packaging. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels, coffee filters and disposable medical garments--and hundreds more. For more information, visit www.crownvantage.com.
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Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These include but are not limited to failure to execute a definitive agreement, the inability to receive court approval, the inability to successfully refocus Crown Vantage around St. Francisville and emerge from bankruptcy.